Exhibit 23.1

September 28, 2005

U.S. Securities and Exchange Commission

Division of Corporation Finance

450 Fifth St. N.W.

Washington DC 20549

Re: Eden Energy Corp. - Form SB-2 Registration Statement

Dear Sirs:

As an independent registered public accounting firm, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated September 27, 2005, of the following:

•

Our Report to the Stockholders and Board of Directors of Eden Energy Corp. dated January 31, 2005, on the consolidated financial statements of the Company as at December 31, 2004 and for the year then ended.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

“Dale Matheson Carr-Hilton LaBonte”

Dale Matheson Carr-Hilton LaBonte

Chartered Accountants

Vancouver, British Columbia